Exhibit 10.3

MAXWELL TECHNOLOGIES, INC.
SEVERANCE AND CHANGE IN CONTROL PLAN

ARTICLE 1.	INTRODUCTION.
The Maxwell Technologies, Inc. Severance and Change in Control Plan (the “Plan”) is hereby established effective November 4, 2015 (the “Effective Date”). The Plan was amended on January 15, 2016. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Maxwell Technologies, Inc. and its Affiliates (the “Company”) if such employees are subject to qualifying employment terminations, and additional severance benefits if such qualifying employment terminations occur in connection with a Change in Control. This Plan shall supersede any generally applicable severance or change in control plan, policy or practice, whether written or unwritten, with respect to each employee who becomes a Participant in the Plan. For the purposes of the foregoing sentence, a generally applicable severance or change in control plan, policy or practice is a plan, policy or practice in which benefits are not conditioned upon (i) being designated a participant, or (ii) the employee electing to participate. This Plan shall not supersede any individually negotiated and signed employment contract or agreement, or any written plans that are not of general application, and, except as set forth in the Participation Notice, such Participant’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract, agreement, or written plan, and shall be governed by this Plan only to the extent that the reduction pursuant to Article 7(b) below does not entirely eliminate benefits under this Plan. In addition, the Plan does not modify any post-employment covenants of a Participant pursuant to Company policies or agreements between the Participant and the Company. This document also constitutes the Summary Plan Description for the Plan.

ARTICLE 2.	DEFINITIONS.
For purposes of the Plan, except as otherwise set forth in the applicable Participation Notice, the following terms are defined as follows:
(a)    “Affiliate” means an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company.
(b)    “Annual Base Salary” means the Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Participant’s Covered Termination.
(c)    “Annual Target Bonus” means the Participant’s annual target bonus established by the Company for the year in which the Covered Termination occurs.
(d)    “Board” means the Board of Directors of Maxwell Technologies, Inc.
(e)    “Cause” means the occurrence of any one or more of the following: (i) the Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) the Participant’s breach of any agreement between the Participant and the Company; (iii) the Participant’s material failure to comply with the Company’s written policies or rules that have been provided to the Participant; (iv) the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) the Participant’s gross negligence or willful misconduct in connection with the Participant’s duties and responsibilities; (vi) the Participant’s willful continuing failure to perform assigned duties after receiving written notification of the failure from relevant senior management personnel; or (vii) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation. With respect to acts, omissions, or failure described in clauses (ii), (iii) or (vi) above, if such acts, omissions or failures are ongoing and capable of being cured, then “Cause” shall be deemed to exist only if the Company provides the Participant with written notice of the circumstances giving rise to a for-Cause termination, which notice will specify that the Participant has ten days to cure such circumstances, unless in the good faith determination of the Board, the circumstances are not capable of being cured.

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(f)    “Change in Control” means the occurrence of any one of the following:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;
(ii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)    the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)    a change in the composition of the Board over a period of 12 months such that individuals who are members of the Board at the beginning of such 12 month period (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board.
For purposes of this Article 2(d), a transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. A transaction shall not constitute a Change in Control unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation Section 1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treasury Regulation Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).
(g)    “Change in Control Termination” means either an Involuntary Termination or a Constructive Termination, in each case, that occurs within thirty (30) days prior to or within twenty-four (24) months following the effective date of a Change in Control.
(h)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(i)    “COBRA Period” means a period beginning with termination of a Participant’s employment and ending on the date twelve (12) months thereafter.
(j)    “Code” means the Internal Revenue Code of 1986, as amended.
(k)    “Company” means Maxwell Technologies, Inc., its Affiliates, any successor to Maxwell Technologies, Inc. and, following a Change in Control, the surviving or controlling entity resulting from such a Change in Control or the entity to which the Company’s assets were transferred in the case where the Change in Control is an asset sale.
(l)    “Constructive Termination” means a voluntary termination of employment with the Company resulting in a Separation by a Participant after one of the following is undertaken without the Participant’s written consent: (i) a material reduction of the Participant’s aggregate level of base salary, excluding for this purpose any across-the-board reductions in base salary generally applicable to all similarly situated Company employees, (ii) a relocation of the Participant’s principal place of employment by more than 50 miles that increases the Participant’s one-way commute, and (iii) a material reduction in the Participant’s duties and responsibilities relative to the Participant’s duties and responsibilities as in effect immediately prior to such reduction, or the assignment of such reduced duties

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and responsibilities; provided, however, that a mere change in reporting relationships shall not, in the absence of other circumstances, constitute a reduction in duties and responsibilities. A termination shall not be a Constructive Termination unless (x) the Participant gives the Company written notice of such condition within 90 days after such condition first comes into existence, (y) the Company fails to remedy such condition within 30 days after receiving the Participant’s written notice, and (z) the Participant terminates employment within 180 days from the date the condition initially comes into existence.
(m)    “Covered Termination” means either (x) an Involuntary Termination that is not a Change in Control Termination, or (y) a Change in Control Termination, occurring after the Participant commences participation in the Plan. Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination.
(n)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)    “Involuntary Termination” means Participant’s involuntary termination of employment by the Company resulting in a Separation for a reason other than Cause, provided that the Participant is willing and able to continue performing services within the meaning of Treasury Regulation Section 1.409A-1(n)(1).
(q)    “Participant” means an individual (i) who is employed by the Company or its Affiliates, and (ii) who has received a Participation Notice from the Company and executed and returned such Participation Notice to the Company. The Participation Notice shall designate the Participant as either a “Category I Participant,” “Category II Participant,” or “Category III Participant.” In the absence of such designation, the Participant shall be deemed a Category III Participant for purposes of the Plan. The determination of whether an employee is a Participant, and the designation as a Category I Participant, Category II Participant, or Category III Participant shall be made by the Plan Administrator, in its sole discretion, and such determination shall be final, binding and conclusive on all persons.
(r)    “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is a Participant in the Plan, substantially in the form of Exhibit A hereto. A Participation Notice shall only be effective if signed and returned to the Sr. Director of Human Resources within ten days of transmission to a Participant. A Participation Notice may be delivered to the Participant via electronic mail.
(s)    “Plan Administrator” means the Board or any person or committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a person or committee to act as the Plan Administrator. The Board has initially designated the Company’s Sr. Director of Human Resources as the Plan Administrator, but may change such designation consistent with the foregoing.
(t)    “Section 409A Limit” means the lesser of two times: (i) a Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the taxable year preceding the Participant’s taxable year in which a Covered Termination, as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which a Covered Termination occurs.
(u)    “Separation” means a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to any permissible alternative definition thereunder.

ARTICLE 3.	ELIGIBILITY FOR BENEFITS.

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(a)    General Rules. Subject to the provisions set forth in this Article 3 and Article 7, in the event of a Covered Termination, the Company will provide the severance benefits described in Articles 4 and 5 of the Plan to each affected Participant.
(b)    Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is a Participant, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole and reasonable discretion:
(i)    The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date and which provides benefits that the Plan Administrator, in its sole and reasonable discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Article 7(b) below does not entirely eliminate benefits under this Plan.
(ii)    The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an Affiliate of the Company.
(iii)    The employee terminates or is terminated for any reason other than a Covered Termination.
(iv)    The employee has failed to execute or has revoked the release within the applicable period of time specified in Article 7(a).
(v)    The employee has failed to return all company property, including but not limited to, keys (electronic and mechanical), laptop, projector, pager, software, training manuals, credit cards, access badges, and all hard copy and soft copy files and/or documents (including copies thereof). If any Company property is lost, the employee may cure his or her failure to return such property by signing a declaration under oath that the property has been lost and reimbursing the Company for its replacement cost. As a condition to receiving benefits under the Plan, Participants must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and equity awards and any other documentation received as a stockholder of the Company.
(c)    Termination of Benefits. A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Plan Administrator:
(i)    willfully breaches a material provision of the Participant’s Proprietary Information and Inventions Agreement with the Company;
(ii)    willfully encourages or solicits any of the Company’s then current employees to leave the Company’s employ;
(iii)    willfully disparages, defames, libels or slanders the Company, its Affiliates, business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them; or
(iv)    willfully violates any post-employment covenants contained in any other agreement between the Participant and the Company.

ARTICLE 4.	INVOLUNTARY TERMINATION SEVERANCE BENEFITS.

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(a)    Cash Severance Benefits.
(vi)    If a Category I Participant experiences an Involuntary Termination that is not a Change in Control Termination, the Participant shall be entitled to receive an amount equal to 0.5 times the sum of the Participant’s Annual Base Salary plus Annual Target Bonus, payable in equal installments in accordance with the Company’s standard payroll procedures for a period of six months after the Participant’s Involuntary Termination.
(vii)    If a Category II Participant experiences an Involuntary Termination that is not a Change in Control Termination, the Participant shall be entitled to receive an amount equal to 0.5 times the Participant’s Annual Base Salary, payable in equal installments in accordance with the Company’s standard payroll procedures for a period of six months after the Participant’s Involuntary Termination.
(viii)    If a Category III Participant experiences an Involuntary Termination that is not a Change in Control Termination, the Participant shall not be entitled to receive any consideration under this Article 4(a).
(b)    Pro-Rata Actual Bonus. If a Participant experiences an Involuntary Termination that is not a Change in Control Termination, the Participant shall be entitled to receive the Participant’s annual incentive bonus based on actual achievement for the fiscal year in which such Involuntary Termination occurs, pro-rated based on the number of days that the Participant was employed by the Company during the fiscal year. Such bonus will be paid to the same extent and at the same time as similar bonuses are paid to other executive officers of the Company, but in no event later than March 15th following the year of the Involuntary Termination.
(c)    Continued Medical Benefits. If a Participant experiences an Involuntary Termination that is not a Change in Control Termination and the Participant was enrolled in a health, dental, or vision plan sponsored by the Company immediately prior to such Involuntary Termination, the Participant may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment, under COBRA. The Company will notify the Participant of any such right to continue such coverage at the time of termination pursuant to COBRA. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Company pays, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.
If a Participant timely elects continued coverage under COBRA, the Company shall pay the same portion of the Participant’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the last day of the COBRA Period, (b) the expiration of the Participant’s continuation coverage under COBRA or (c) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s Separation for the Participant and the Participant’s dependents pursuant to the Company’s health insurance plans in which the Participant or the Participant’s dependents participated as of the day of the Participant’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether the Participant elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following 60 days after the Participant’s Separation, provided, if such 60-day period spans two years, then the payments will commence in the second calendar year, and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earliest of (x) the effective date on which the Participant becomes covered by a medical, dental or vision insurance plan of a

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subsequent employer, and (y) the last day of the COBRA Period. The Participant will have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis. Upon the conclusion of the COBRA Period (or such shorter period during which the Company is obligated to pay premiums pursuant to this Article 4(c)), the Participant will be responsible for the entire payment of premiums required under COBRA.
For purposes of this Article 4(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under health care reimbursement plan pursuant to Section 125 of the Code, which amounts, if any, are the sole responsibility of the Participant.
(d)    Outplacement Services. If a Participant experiences an Involuntary Termination that is not a Change in Control Termination, the Company shall pay, on behalf of the Participant, for outplacement services with an outplacement service provider selected by the Company during a period of nine months following such Involuntary Termination; provided, however, no payments shall be made for outplacement services provided more than nine months following such Involuntary Termination; provided, further, however, that the payments made by the Company for such outplacement services shall not exceed $30,000; provided further, however, that such payments qualify for the exception provided by Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and (C).
(e)    Other Employee Benefits. If a Participant experiences an Involuntary Termination that is not a Change in Control Termination, all other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the date of such Involuntary Termination (except to the extent that a conversion privilege may be available thereunder).

ARTICLE 5.	CHANGE IN CONTROL TERMINATION SEVERANCE BENEFITS.
(a)    Cash Severance Benefits.
(v)    If a Category I Participant experiences a Change in Control Termination, the Participant shall be entitled to receive an amount equal to the sum of the Participant’s Annual Base Salary and Annual Target Bonus, payable in a lump sum.
(vi)    If a Category II Participant experiences a Change in Control Termination, the Participant shall be entitled to receive an amount equal to 0.75 times the sum of Participant’s Annual Base Salary and Annual Target Bonus, payable in a lump sum.
(iii)    If a Category III Participant experiences a Change in Control Termination, the Participant shall be entitled to receive an amount equal to 0.5 times the sum of the Participant’s Annual Base Salary and Annual Target Bonus, payable in a lump sum.
(b)    Pro-Rata Target Bonus. If a Participant experiences a Change in Control Termination, the Participant shall be entitled to receive an amount equal to the Participant’s Annual Target Bonus, pro-rated based on the number of days that the Participant was employed by the Company during the fiscal year.
(c)    Continued Medical Benefits. If a Participant experiences a Change in Control Termination and the Participant was enrolled in a health, dental, or vision plan sponsored by the Company immediately prior to such Change in Control Termination, the Participant may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment, under COBRA. The Company will notify the Participant of any such right to continue such coverage at the time of termination pursuant to COBRA. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and

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obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Company pays, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.
If a Participant timely elects continued coverage under COBRA, the Company shall pay the same portion of the Participant’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the last day of the COBRA Period, (b) the expiration of the Participant’s continuation coverage under COBRA or (c) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s Separation for the Participant and the Participant’s dependents pursuant to the Company’s health insurance plans in which the Participant or the Participant’s dependents participated as of the day of the Participant’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether the Participant elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following 60 days after the Participant’s Separation, provided, if such 60-day period spans two years, then the payments will commence in the second calendar year, and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earliest of (x) the effective date on which the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer, and (y) the last day of the COBRA Period. The Participant will have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis. Upon the conclusion of the COBRA Period (or such shorter period during which the Company is obligated to pay premiums pursuant to this Article 5(c)), the Participant will be responsible for the entire payment of premiums required under COBRA.
For purposes of this Article 5(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under health care reimbursement plan pursuant to Section 125 of the Code, which amounts, if any, are the sole responsibility of the Participant.
(d)    Outplacement Services. If a Participant experiences a Change in Control Termination, the Company shall pay, on behalf of the Participant, for outplacement services with an outplacement service provider selected by the Company during a period of nine months following such Change in Control Termination; provided, however, no payments shall be made for outplacement services provided more than nine months following such Change in Control Termination; provided, further, however, that the payments made by the Company for such outplacement services shall not exceed $30,000; provided further, however, that such payments qualify for the exception provided by Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and (C).
(e)    Other Employee Benefits. If a Participant experiences a Change in Control Termination, all other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the date of such Change in Control Termination (except to the extent that a conversion privilege may be available thereunder).

ARTICLE 6.	TIME AND FORM OF SEVERANCE PAYMENTS.
(a)    General Rules. Subject to Article 6(b), any cash severance benefit provided under Article 4(a) will commence within 60 days after the Participant’s Involuntary Termination and, once they commence, will include any unpaid amounts accrued from the date of the Involuntary Termination. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. The pro-rated bonus under Article 4(b) will be paid, if at all, no later than March 15th following the year of the Participant’s Involuntary Termination. Subject to Article 6(b), any cash severance benefits and pro-rated target bonus provided under Articles 5(a) and 5(b) will be paid in a lump sum within 60 days after the Participant’s Change in Control Termination. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payment will be made in the second calendar year. All payments hereunder shall be subject to all applicable

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withholding for federal, state and local taxes. In no event shall payment of any Plan benefit be made prior to the effective date of the release described in Article 7(a).
(b)    Application of Section 409A.
(v)    All payments provided under this Plan are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(vi)    If a Participant is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of a Covered Termination, then (i) any payments hereunder, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six-month period measured from the date of the Covered Termination or (B) the date of the Participant’s death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid hereunder that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. Amounts paid under Articles 4(c) and 5(c) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Amounts paid under Articles 4(d) and 5(d) are intended to qualify for the exception provided by Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and (C).
(vii)    This Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt.

ARTICLE 7.	LIMITATION ON BENEFITS.
(a)    Release. In order to be eligible to receive benefits under the Plan, a Participant must execute a general waiver and release (the “Release”) in substantially the form attached hereto as Exhibit B, and such Release must become effective in accordance with its terms within 45 days following a Covered Termination; provided, however, (i) no such Release shall require the Participant to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan, (ii) no such release shall require the Participant to waive any rights to indemnification under any agreement or law, and (iii) cash severance benefits pursuant to Articles 4 and 5 shall be paid as soon as practicable following the effective date of such Release (the “Release Effective Date”), in accordance with Article 6, and any installment payments that, in the absence of the requirement of the Release, would have been paid between the effective date of the Covered Termination and the Release Effective Date shall be made together with the first installment payment that occurs following the Release Effective Date such that the duration of payments will not be affected by the timing of the Release Effective Date. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.
(b)    Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or comparable state law (collectively, the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment. Any such reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that any reductions pursuant to this Article 7(b) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be

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applied, on a pro rata basis, to any remaining payments under clauses (ii) and (iii) above. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company, including benefits provided by offer letters or employment agreements, that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory or other contractual obligations.
(c)    Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer (other than payments or benefits provided under Articles 4(c) and 5(c)) or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.
(d)    Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits (other than severance or change in control benefits) to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.
(e)    Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.
(f)    Parachute Payments. Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Article 7(f) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

ARTICLE 8.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.
(a)    Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

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(b)    Amendment. The Company reserves the right to amend this Plan or any Participation Notice issued pursuant to the Plan (including but not limited to changing the designation of any Participant as a Category I Participant, Category II Participant, or Category III Participant), and the benefits provided hereunder at any time; provided, however, that (i) no such amendment shall reduce or otherwise adversely affect the severance benefits provided in Articles 4 and 5 to a Participant unless such Participant consents in writing to such amendment, and (ii) no such amendment shall occur following the date of entry into a definitive agreement that would result in a Change in Control as to any Participant who would be adversely affected by such amendment unless such Participant consents in writing to such amendment. Any action amending the Plan or any Participation Notice shall be in writing and executed by a duly authorized officer of the Company.
(c)    Initial Term, Automatic Renewal and Termination. The Plan shall have an initial three-year term that expires on December 31, 2018. The Plan shall automatically renew for a series of additional one-year terms, unless the Plan Administrator provides written notification to Participants, at least six months prior to the intended Plan termination date, of the Company’s intent to terminate the Plan effective as of the end of the current term. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Plan shall be extended to terminate upon the later of (i) the end of the current term, or (ii) the second anniversary of the effective date of such Change in Control.

ARTICLE 9.	NO IMPLIED EMPLOYMENT CONTRACT.
The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.

ARTICLE 10.	LEGAL CONSTRUCTION.
This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California (without regard to principles of conflict of laws).

ARTICLE 11.	CLAIMS, INQUIRIES AND APPEALS.
(a)    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Article 13(d).
(b)    Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)    The specific reason or reasons for the denial;
(2)    References to the specific Plan provisions upon which the denial is based;
(3)    A description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Article 11(d) below.
This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to

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an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Maxwell Technologies, Inc.
Attn: General Counsel
3888 Calle Fortunada
San Diego, CA 92123
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(1)	The specific reason or reasons for the denial;

(2)	References to the specific Plan provisions upon which the denial is based;

(3)
A statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)	A statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Article 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request

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for a review of the application in accordance with the appeal procedure described in Article 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Article 11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

ARTICLE 12.	BASIS OF PAYMENTS TO AND FROM PLAN.
The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

ARTICLE 13.	OTHER PLAN INFORMATION.
(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 95-2390133. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.
(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Maxwell Technologies, Inc.
Attn: General Counsel
3888 Calle Fortunada
San Diego, CA 92123
(d)    Plan Sponsor and Administrator. The “Plan Sponsor” of the Plan is:
Maxwell Technologies, Inc.
Attn: General Counsel
3888 Calle Fortunada
San Diego, CA 92123
The Plan Administrator of the Plan is set forth in Article 2. The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 503-3300. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

ARTICLE 14.	STATEMENT OF ERISA RIGHTS.
Participants in this Plan (which is a welfare benefit plan sponsored by Maxwell Technologies, Inc.) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Article 14 and, under ERISA, you are entitled to:
(a)    Receive Information About Your Plan and Benefits.
(ii)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(iii)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an

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updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(iv)    Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
(b)    Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)    Enforce Your Rights.
(i)    If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
(ii)    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
(iii)    If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
(iv)    If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)    Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE 15.	GENERAL PROVISIONS.
(a)    Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Article 11(a) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

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(b)    Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.
(c)    Waiver and Costs of Enforcement. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances. All out-of-pocket costs and expenses reasonably incurred by a Participant (including attorneys’ fees) in connection with enforcing the Participant’s rights under the Plan (including the costs and expenses of complying with the provisions of Article 11) shall be paid by the Company if such rights relate to a Covered Termination that occurs any time after the effective date of the first Change in Control that occurs after the Participant commences participation in the Plan. Notwithstanding the foregoing, if the Participant initiates any claim or action and the claim or action is either totally without merit or frivolous, the Participant shall be responsible for the Participant’s own costs and expenses.
(d)    Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
(e)    Article Headings. Article headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

ARTICLE 16.	EXECUTION.
To record the adoption of the Plan as set forth herein, Maxwell Technologies, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.
MAXWELL TECHNOLOGIES, INC.
By:

Title:

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EXHIBIT A
MAXWELL TECHNOLOGIES, INC.
SEVERANCE AND CHANGE IN CONTROL PLAN
PARTICIPATION NOTICE
To:

Date:
Maxwell Technologies, Inc. (the “Company”) has adopted the Maxwell Technologies, Inc. Severance and Change in Control Plan (the “Plan”). The Company is providing you with this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together also constitute a summary plan description of the Plan.
For the purposes of the Plan you are hereby designated as follows:

•	Category I Participant

•	Category II Participant

•	Category III Participant
Except as provided in the Plan, the Plan supersedes any and all severance or change in control benefits payable to you as set forth in any agreement, including offer letters, with the Company entered into prior to the date hereof.
Notwithstanding the terms of the Plan:

Please return to the Company’s Sr. Director of Human Resources a copy of this Participation Notice signed by you. In order to become effective, this Participation Notice must be returned within ten days following its transmission to you. Please retain a copy of this Participation Notice, along with the Plan document, for your records.
MAXWELL TECHNOLOGIES, INC.
By:

Its:

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EXHIBIT B
RELEASE AGREEMENT

This severance and release agreement (the “Agreement”) between you and Maxwell Technologies, Inc. (the “Company”) articulates the terms and conditions regarding the termination of your employment with the Company.

1.	Termination Date. Your employment with the Company will terminate on ____________ (the “Termination Date”).

2.
Salary, Vacation, and Severance Pay. On the Termination Date, the Company will pay you $________ (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time and one week of severance pay. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3.
Additional Severance Pay. As a Participant of the Company’s Severance and Change in Control Plan and in consideration for you signing this Agreement, the Company will make a severance payment to you of _________, less all applicable withholdings, after the Effective Date.

4.
Option. If the Company granted you options to purchase shares of its Common Stock (the “Option”), a summary of which is set forth in Exhibit A. Your vested Option shares, if any, are exercisable pursuant to the terms in your applicable Stock Option Agreement, which includes a provision regarding the expiration details with respect to the unvested shares on the Termination Date.

5.
Release of All Claims. In consideration for receiving the severance benefits described in Paragraph 3 above, on your own behalf and on behalf of your heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to your employment with the Company, including the termination of that employment. You understand and agree that this Agreement is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act, or any other federal or state law or regulation relating to employment or employment discrimination. You further understand and agree that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. However, this Agreement covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or any claim to indemnification under Section 2802 of the California Labor Code.

6.	Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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7.
Representation of No Pending Actions. You represent that you have not filed any complaint, claims or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal or local agency or court, that you will not do so at any time in the future regarding any of the claims released by you in this Agreement and that if any agency or court assumes jurisdiction of any such complaint, claim or action against the Company or any of its officers, agents directors or employees, you will immediately request that agency or court to withdraw from or dismiss with prejudice the matter where necessary for compliance with your release of claims set forth in Paragraph 5 above.

8.	No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company or any of the Releasees of liability, any wrongdoing or any violation of law.

9.
Other Agreements. At all times in the future, you will remain bound by your Invention & Secrecy Agreement (“ISA”) with the Company that you signed on _________, a copy of which is attached as Exhibit B. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10.
Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company. You agree that the Company shall have no duty to provide any severance benefits to you as described in this Agreement unless and until all such Company property has been returned to the Company.

11.
If Participant is over the age of 40: [OWBP Requirements. You understand that you have the right to consult with an attorney before signing this Agreement. You also understand that, as provided under the Older Workers Benefit Protection Act of 1990, you have 45 days after receipt of this Agreement to review and consider this Agreement, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You also understand that you may revoke this Agreement during a period of seven (7) days after you sign it and that this Agreement will not become effective for seven (7) days after you sign it (and then only if you does not revoke it). In order to revoke this Agreement, within seven (7) days after you execute this Agreement, you must deliver to the General Counsel at the Company a letter stating that you are revoking it.] If Participant is over the age of 40 & is part of a group termination: [You acknowledge that you have been provided with a notice, as required by the Older Workers Benefit Protection Act of 1990 and appearing in Exhibit C, that contains information about the individuals who are being terminated in this reduction in force, the eligibility factors for receiving severance benefits, the time limits applicable to receive severance pay, the job titles and ages of the employees terminated in this reduction in force, and the ages of the employees with the same job titles who have not been terminated in this reduction in force.]

12.
Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

13.
No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

14.
Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15.	Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).

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16.
Effective Date. This Agreement shall be effective on the date that both you and the Company have signed this Agreement and the offer for severance benefits described in this Agreement shall expire if you do not sign and return this Agreement to the Company on or before 5:00 p.m. on the If Participant is under the age of 40: [tenth (10th) business day; If Participant is over the age of 40 If Participant is over the age of 40 & is part of a group termination:: [forty-fifth (45th) calendar day] following the Termination Date.

17.
Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature

Acknowledgment

I hereby agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future. If Participant is over the age of 40: [I also hereby state that I:

•	Have read the Agreement;

•	Understand the Agreement;

•	Known that I am giving up important rights;

•	Am aware that I had the right to consult an attorney before signing this Agreement; and

•	Am signing this Agreement knowingly and voluntarily.]

Signature of Participant
Dated:

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Exhibit A: Schedule of Stock Options

Exhibit B: Invention & Secrecy Agreement

If Participant is over the age of 40 & is part of a group termination:[Exhibit C: OWBP Notice

As required by the Older Workers Benefit Protection Act of 1990, this notice contains information about the individuals terminated in the Maxwell Technologies, Inc. (“Company”) reduction in force, the eligibility factors for receiving severance pay, the time limits applicable to receiving severance pay, the job titles and ages of the employees terminated in the reduction in force, and the ages of the employees in the same job classification who have not been terminated in the reduction in force.

1.
Severance benefits are being provided to regular employees of the Company whose employment is terminated as a result of work force reduction or job elimination [date or other description of group termination].

2.
Employees are not eligible to receive any severance benefit unless they sign a severance agreement containing a general release of all claims (the “Agreement”). Employees who have attained age 40 must return the Agreement to the Company within 45 days after receiving the Agreement, and once the signed Agreement is returned to the Company, the employees have seven (7) days to revoke the Agreement.

3.
The following is a listing of the ages and job titles of the Company employees terminated in the reduction in force, and the ages of the Company employees in the same job classification who have not been terminated in the reduction in force:

Job Title	Age	Number Selected	Number Not Selected

]

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